Exhibit 99.3 OpenText to Acquire Zix Corporation (NASDAQ: ZIXI) NASDAQ: OTEX | TSX: OTEX November 8, 2021

Cautionary Statement Certain statements in this presentation, including statements regarding OpenText’s plans, objectives, expectations and intentions relating to the acquisition, the acquisition’s expected contribution to OpenText’s results, financing and closing of the acquisition, as well as the expected timing and benefits of the acquisition, impact on future financial performance including in respect of annual recurring revenues, cloud revenues, cloud margins, adjusted EBITDA, cash flows, earnings, may contain words considered forward- looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the transaction, including the expected closing, timing and benefits thereof, and the operating environment, economies and markets in which OpenText operates as well as the impact of the COVID-19 pandemic. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText’s assumptions, although considered reasonable by OpenText at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. OpenText ©2021 All rights reserved 2

Call Participants Mark J. Barrenechea Madhu Ranganathan CEO and CTO EVP, CFO OpenText ©2021 All rights reserved 3

Transaction Overview Projected Financial Impact Purchase Price and Closing Conditions • Approximately $860 million, inclusive of Zix’s cash and debt • Additive to organic growth, ARR and cloud revenue (1) • Approximately 3.5x TTM Zix GAAP revenues • Accretive to A-EBITDA and FCF • To be funded with OpenText’s existing cash on hand • On OpenText operating model within 12-18 months of closing • Expected closing within 90 days of announcement • Financial projections and target model to be provided on February 2022 earnings call • Subject to regulatory approvals and customary closing conditions 1. Please refer to Zix’s historical financial filings for additional information on their GAAP-based measures. OpenText ©2021 All rights reserved 4

Zix Snapshot[(1)]

Zix's Mission: **To be THE leading provider of cloud-based email security, compliance and productivity solutions**

$235.6M TTM Revenue[(2)] (as of June 30, 2021)	**15%** TTM y/y Revenue Growth	**89%** Cloud[(2)]	**100%** Subscription Revenue[(2)]	**23%** A-EBITDA Margin[(2)]
Dallas, TX **Headquarters**	**525** Employees	**1 of 9** Authorized Microsoft Managed Cloud Solution Providers (CSP's) in the U.S.	**100,000+** Total End Customers (Mostly SMB's)	**5,600** MSP's

Upon closing, Zix's resell business will be reported on a "net" basis to conform to OpenText's revenue recognition policies. The net basis recognition will result in Zix's immediate conformance to OpenText Gross Margin Model.

1. Source: Zix Investor Presentation, August 2021 and Zix Financial Filings.
2. Revenue and Margins based on Zix's reporting methodology. TTM metrics as of June 30, 2021, based on Zix's historical filings. Please refer to Zix's historical financial filings for additional information on their calculation of A-EBITDA (a Non-GAAP measure).

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OpenText ©2021 All rights reserved
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Powerful Industry Trends

"These mounting cybersecurity threats are particularly fraught for small and medium-size enterprises (SMEs), defined as those with fewer than 500 employees."

McKinsey & Company[1]

SMBs represent a huge growth opportunity for OpenText

- ~30M SMBs (<500 employees)[2]
- 66% of new US jobs[3]
- 44% of US GDP[3]

SMBs are vulnerable to cyber attacks due to lack of IT skills

- 376.4B emails sent and received every day[4]
- 94% of malware sent via email, common method of attack[5]
- 19,369 complaints of business email compromised[6]
- >$1.8B lost[6]
- ~53% of SMBs take weeks, months or years to discover they have been compromised[7]

$10B[1] Market Opportunity

- 61% of CIOs expect to increase Cyber security spending[8]
- 96% of companies who have a backup and recovery plan, survive ransomware[5]
- $10B revenue opportunity to MSPs serving SMB market[1]

(1) Source: McKinsey & Company, *"Securing Small and Medium Size Enterprises, What's Next?", March 2021.*
(2) Source: Deloitte.
(3) Source: US Small Business Administration.
(4) Source: Statista.com/statistics/456500/daily-number-of-emails-worldwide/.
(5) Source: Zix Investor Presentation, August 20, 2021 and Zix Financial filings.
(6) Source: FBI, Internet Crime Report, 2020.
(7) Source: Verizon 2021 Data Breach Investigations Report.
(8) Source: Gartner CIO Agenda 2021, survey of 1,877 CIO Execs, https://www.information-age.com/gartner-cio-agenda-2021-spending-cyber-security-most-projected-123492611/.

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OpenText ©2021 All rights reserved
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Strategic Rationale Grows OpenText share of Information Meaningful expansion of our MSP Management (IM) Market distribution capabilities Strengthens relationship with Enhances SMB portfolio in email, Microsoft – Zix is a top 5 threat protection and compliance Microsoft Managed Cloud Solution Provider (CSP) Increases our ability to cross-sell Significant add to Talent with and upsell expertise in SMB and Cyber Security OpenText ©2021 All rights reserved 7

(1) Zix Track Record of Growth World-Class SaaS Platform and Service Encrypted Security Around the Mailbox High-growth, cloud 2016 to 2021 ARR MSP Focus and International Market Expansion subscription-based, Threat Intelligence for Enhanced Customer Protection recurring revenue model $55M to Security, Resiliency and Compliance in the Cloud (2) $252.4M (2) Quarterly Revenue Growth Latest Period Annualized ARR Growth *$ in millions $252.4 *$ in millions $243.6 $237.7 $62.8 $222.3 $60.0 $215.9 $214.3 $57.9 $209.7 $200.3 $54.8 $53.3 $193.7 $52.4 $50.4 $47.8 $45.9 Q2-19 Q3-19 Q4-19 Q1-20 Q2-20 Q3-20 Q4-20 Q1-21 Q2-21 Q2-19 Q3-19 Q4-19 Q1-20 Q2-20 Q3-20 Q4-20 Q1-21 Q2-21 18% Year-over-Year Increase 17% Year-over-Year Increase 1. Source: Zix Investor Presentation, August 2021 and Zix Financial Filings. 2. Please refer to Zix’s historical financial filings for additional information on their calculation of Annual Recurring Revenue or ARR (a Non-GAAP measure) which differs from OpenText’s calculation of ARR. OpenText ©2021 All rights reserved 8

Zix Expands OpenText Distribution Capabilities Significant cross-sell and upsell opportunities (1) Zix MSP Partners 5,644 5,003 4,734 Zix OpenText 4,459 (2) 3,849 ~21,600 ~5,600 ~17,000 Distinct MSPs MSPs MSPs 2017 2018 2019 2020 2021 1. Source: Zix Investor Presentation, August 2021 and Zix Financial Filings. OpenText ©2021 All rights reserved 2. Numbers do not add due to estimated overlap in Zix and OpenText MSPs. 9

Zix Enhances OpenText SMB Offering[1]

All Zix products are delivered through the Zix Secure Cloud Platform

	Product	Zix	Fit with OT	OpenText SMB Platform
Security	Email Encryption	✓	Net new	
Security	Email Threat Protection	✓	Additive	Adds expertise on email protection to OT endpoint expertise
Security	Secure File Sharing	✓	Additive	Adds email expertise for securely sharing files
Compliance	Backup/ Recovery	✓	Additive	Adds cloud-first capabilities for SharePoint, Salesforce, G Suite, Box and Dropbox
Compliance	Information Archiving	✓	Additive	Adds monitoring and a broad range of connectors to communication channels

Zix Products



Phenomenal Support for M365
Quick, effective support
Gold Standard Compliance for M365
Simple, effective tools
Back up for M365
Critical business resilience
M365 Security Audit
Insight and remediation
Email Security for M365
Peace of mind security
M365 CSP
Experience you can trust

+

opentext | Cloud
Security & Protection

BrightCloud
Threat Intelligence

Webroot
Threat Protection

Carbonite
Backup and Recovery

Key Benefits

- Increases opportunity to engage customer at time of M365 purchase
- Adds encrypted email security offerings
- Broadens SMB platform
- Increases opportunity to upsell and cross-sell

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1. Source: Zix Investor Presentation, August 2021 and Zix Financial Filings.
2. Secure File Share revenue is immaterial. Included in Email Encryption (integrated product launches in Q4).

OpenText ©2021 All rights reserved

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(1) Microsoft Partnership Drives Strong Growth Synergies ~20-year as Microsoft Managed CSP Reselling M365 is a strong complement to Zix’s proprietary products >14,000 successful M365 migrations > 90,000 joint customers Phenomenal Support for M365 97% first call resolution on M365 support calls Quick, effective support Long-standing member of Microsoft PAC Gold Standard Compliance for M365 Simple, effective tools Percentage of New Number of Services per Secure Cloud Customer Customers on-boarded Back-up for M365 to Secure Cloud in Q4- 20 Critical business resilience 1.32 M365 Security Audit 1.31 Insight and remediation 1.30 1.29 Email Security for M365 Peace of mind security 1.26 M365 CSP Experience you can trust Q2-20 Q3-20 Q4-20 Q1-21 Q2-21 1. Source: Zix Investor Presentation, August 2021 and Zix Financial Filings. OpenText ©2021 All rights reserved 11

Adds Talented Employees in SMB and Cyber Security OpenText ©2021 All rights reserved 12

Key SMB Growth Areas New product Cross-sell Deeper Geographic More innovations relationship expansion strategic with Microsoft partnerships OpenText ©2021 All rights reserved 13

Zix meets our Acquisition Criteria Key M&A Strategy Drivers High adjacency within Information Management Expands market presence, customer base, technology position Contributes to organic growth On operating model in 12 -18 months Free Cash Flows, cash returns-based OpenText ©2021 All rights reserved 14 14

Additional Information The tender offer described in this communication has not yet commenced. This communication is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, OpenText and a wholly owned subsidiary intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Zix intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. OpenText and Zix intend to mail these documents to the Zix stockholders. Investors and security holders are urged to read those documents and other relevant documents filed or to be filed with the SEC carefully when they become available as they will contain important information about OpenText, Zix, the tender offer and related matters. Those documents as well as OpenText’s and Zix’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov. OpenText’s public filings with the SEC may be obtained at OpenText’s website at http://investors.opentext.com/ and Zix’s public filings with the SEC may be obtained at Zix’s website at http://investor.zixcorp.com/. The offer to purchase and related materials may also be obtained (when available) for free by contacting the information agent for the tender offer. OpenText ©2021 All rights reserved 15

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